Exhibit 99.1

Schnitzer Reports First Quarter Fiscal 2012 Financial Results

PORTLAND, Ore.--(BUSINESS WIRE)--January 9, 2012--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported diluted earnings per share from continuing operations of $0.25 for its fiscal 2012 first quarter ended November 30, 2011. This compares with diluted earnings per share from continuing operations of $0.64 in the first quarter of fiscal 2011.

During the quarter, heightened global macroeconomic concerns, stemming primarily from the European debt crisis, resulted in a significant slowdown in customer buying patterns which was followed by a sharp decline in sales prices. The stronger market in the fourth quarter of fiscal 2011 carried forward higher average inventory costs into the first quarter and as a result, first quarter operating margins were compressed significantly as average inventory costs did not decline as quickly as cash purchase prices for scrap.

“Market conditions deteriorated in the midst of our first fiscal quarter as the global steel manufacturing industry scaled back raw material purchases on expectations of a weaker global economy,” said Tamara Lundgren, President and Chief Executive Officer. “Despite the short-term volatility, all indications are that long-term demand fundamentals in our export markets remain strong, primarily due to expectations for further growth and increasing urbanization in developing economies, and increasing usage of recycled metals globally.

"Our continued focus on optimizing throughput in our operations resulted in strong first quarter volumes in our Metals Recycling Business, higher car purchases in our Auto Parts Business and positive operating performance in our Steel Manufacturing Business despite challenging market conditions,” said Lundgren. "As the markets regain momentum, we expect to achieve improved profitability and increasing benefits from our investments in our North American supply chain and in our nonferrous separation technologies which together enhance our flows and yields."

Summary Results from Continuing Operations
($ in millions, except per share amounts)
	Quarter
	1Q12	1Q11	% Change
Revenues	$812	$675	20%
Operating Income	15	28	(47)%
Income from continuing operations attributable to SSI*	7	18	(61)%
Net income per share from continuing operations attributable to SSI**	$0.25	$0.64	(60)%

* Excludes income attributable to noncontrolling interests
** Excludes results from discontinued operations

Key business drivers during the first quarter of fiscal 2012 as compared to the prior year quarter:

  Metals Recycling Business (MRB) ferrous volumes were comparable to the record first quarter level achieved in the prior year and nonferrous volumes increased by 23% from the prior year. However, the sharp drop in selling prices during the quarter, combined with the adverse impact of average inventory accounting and the impact of higher selling, general and administrative (SG&A) expenses primarily associated with the seven acquisitions completed in fiscal 2011, decreased operating income by 49%.
  Auto Parts Business (APB) revenues increased 26% on higher commodity prices. However, the sharp drop in commodities prices during the quarter reduced selling prices for scrap and cores and, together with the adverse impact of average inventory accounting and the impact of higher SG&A expenses primarily associated with the three acquisitions completed in fiscal 2011, decreased operating income by 26%.
  Steel Manufacturing Business (SMB) delivered first quarter operating income of $1 million due to higher utilization levels and higher average sales prices.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M LB)

	Quarter
	1Q12	1Q11	% Change
Total Revenues	$728	$592	23%

Ferrous Revenues	$578	$481	20%
Ferrous Volumes	1,232	1,231	-%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$432	$353	22%

Nonferrous Revenues	$142	$108	31%
Nonferrous Volumes	137	111	23%
Avg. Net Nonferrous Sales Prices ($/LB)(1)	$1.00	$0.94	6%

Operating Income	$13	$26	(49)%

(1) Sales prices are shown net of freight

Sales Volumes: Ferrous sales volumes of 1.2 million tons were in line with the prior year record first quarter but were down from the run rate of the prior two quarters due to the weakening market conditions during the quarter. Nonferrous sales volumes, while up 23% compared to the prior year quarter, were also down from the prior two quarters due to market conditions.

Export customers accounted for 74% of total ferrous sales volumes. Our ferrous and nonferrous products were shipped to 15 countries in the first quarter. The top ferrous export destinations were China and Turkey. The top nonferrous markets were China and the United States.

Pricing: Average ferrous and nonferrous prices increased 22% and 6%, respectively, compared to prices in the first quarter of fiscal 2011. Despite the higher year-over-year average prices, market weakness during the quarter resulted in a significant slowdown in customer buying patterns which was followed by a sharp decline in sales prices.

Margins: Operating income per ferrous ton was $11 in the first quarter of fiscal 2012, a decrease of 49% compared to $21 per ton in the first quarter fiscal 2011. Operating income was primarily impacted by higher average inventory costs which did not decline as fast as cash purchase prices. Conversely, the first quarter of fiscal 2011 experienced a rising price environment which did not result in a similar compression in operating margins. In addition, SG&A costs were higher as compared to the prior year first quarter, including the impact of acquisitions completed in fiscal 2011.

Metals Recycling Business: Outlook

The following summary of management's outlook for the Metals Recycling Business in the second quarter of fiscal 2012 is subject to uncertainty that may affect future results.

Sales Volumes: Ferrous and nonferrous sales volumes are expected to increase slightly from first quarter levels. As always, quarterly sales volumes are highly dependent upon the timing of shipments.

Pricing: Ferrous and nonferrous average net selling prices are expected to approximate average first quarter levels.

Margins: Operating income per ferrous ton is expected to be approximately double the first quarter of fiscal 2012. While the early part of the second quarter will be impacted by lower prices for sales contracted in the first quarter, margins are expected to improve as the second quarter progresses.

Auto Parts Business

Our Auto Parts Business delivered higher volumes and revenues in the first quarter of fiscal 2012 as compared to the prior year. However, weak market conditions led to a significant decline in commodities pricing which, together with the adverse impact of average inventory accounting, resulted in operating margins of 12%.

Summary of Auto Parts Business Results
($ in millions, except locations)

	Quarter
	1Q12	1Q11	% Change
Revenues	$84	$67	26%
Operating Income*	$10	$14	(26)%

Car Purchase Volumes (000)	85	82	4%

Locations (end of quarter)	50	45	11%

* Excludes results from discontinued operations

Revenues: Revenues increased 26% from the prior year quarter. This reflects the impact of higher commodity prices on revenues from scrap and core sales, higher admissions and parts sales, and benefits from the acquisitions completed during fiscal 2011.

Margins: Operating margins of 12% were negatively impacted by falling commodities prices during the quarter and the adverse impact of average inventory accounting.

Auto Parts Business: Outlook

The following summary of management's outlook for the Auto Parts Business in the second quarter of fiscal 2012 is subject to uncertainty that may affect future results.

Revenues: Revenues are expected to be slightly lower than the first quarter of 2012 due to the normal seasonal decline in parts sales.

Margins: Operating margins are expected to increase 300 to 400 basis points to 15-16% versus the first quarter of 2012 due to an expected improvement in the commodities market, and despite the normal seasonal decline in parts sales.

Steel Manufacturing Business

In the first quarter, our Steel Manufacturing Business benefited from increased sales volumes due to slightly higher demand and lower customer inventory levels as compared to the prior year first quarter.

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of tons)

	Quarter
	1Q12	1Q11	% Change
Revenues	$80	$64	26%
Avg. Net Sales Prices ($/NT)	$722	$634	14%
Finished Goods Sales Volumes	107	98	9%
Operating Income (Loss)	$1	$(2)	NM

NM = Not Meaningful

Sales Volumes: Finished steel sales volumes of 107 thousand tons increased 9% from the prior year quarter.

Pricing: Average net sales prices for finished steel products increased 14% compared to the prior year quarter.

Margins: Higher sales prices and improved utilization resulted in positive operating income.

Steel Manufacturing Business: Outlook

The following summary of management's outlook for the Steel Manufacturing Business in the second quarter of fiscal 2012 is subject to uncertainty that may affect future results.

Sales Volumes: Sales volumes are expected to be slightly higher than the first quarter of fiscal 2012.

Pricing: Average net sales prices are expected to approximate first quarter of fiscal 2012.

Margins: Operating margins are expected to approximate break-even.

Corporate Items

The Company's effective tax rate for the quarter was 31.5% as compared to 32.7% in the prior year first quarter. The effective tax rate for the remainder of the fiscal year is expected to be approximately 33%.

Total debt increased from the fourth quarter by $92 million to $496 million, primarily reflecting normal increases in working capital due to rebuilding inventories after record fourth quarter shipments.

Analysts' Conference Call: First Quarter of Fiscal 2012

A conference call and slide presentation to discuss results will be held today, January 9, 2012, at 11:30 a.m. EST hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30,	November 30,
	2011 (1)	2010 (1)

REVENUES:

Metals Recycling Business:
Ferrous sales	$578,024	$480,868
Nonferrous sales	142,290	108,273
Other sales	8,124	2,567
TOTAL MRB SALES	728,438	591,708

Auto Parts Business	84,054	66,681
Steel Manufacturing Business	79,902	63,634
Intercompany sales eliminations	(80,218)	(46,919)
TOTAL	$812,176	$675,104

OPERATING INCOME:

Metals Recycling Business	$13,099	$25,533
Auto Parts Business	10,442	14,039
Steel Manufacturing Business	1,218	(2,035)
Corporate expense	(10,296)	(10,563)
Intercompany eliminations	507	1,466
TOTAL	$14,970	$28,440

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	November 30,
	2011	2010
Revenues	$812,176	$675,104
Cost of goods sold	742,215	602,546
Selling, general and administrative	56,292	45,075
Environmental reserves charges (releases), net	(300)	(200)
Income from joint ventures	(1,001)	(757)
Operating income	14,970	28,440
Other income (expense):
Interest income	163	55
Interest expense	(3,271)	(598)
Other income (expense), net	(556)	161
Total other expense	(3,664)	(382)
Income from continuing operations before income taxes	11,306	28,058
Income tax expense	(3,561)	(9,164)
Income from continuing operations	7,745	18,894
Income from discontinued operations, net of tax	-	23
Net income	7,745	18,917
Net income attributable to noncontrolling interests	(727)	(1,123)
Net income attributable to SSI	$7,018	$17,794
Basic: (2)
Income per share from continuing operations attributable to SSI (1)	$0.26	$0.65
Income per share from discontinued operations	-	-
Net income per share attributable to SSI	$0.26	$0.65
Diluted: (2)
Income per share from continuing operations attributable to SSI (1)	$0.25	$0.64
Income per share from discontinued operations	-	-
Net income per share attributable to SSI	$0.25	$0.64
Weighted average number of common shares:
Basic	27,451	27,563
Diluted	27,715	27,871
Dividends declared per common share	$0.017	$0.017

(1) Excludes income attributable to noncontrolling interests
(2) Net income used in EPS calculation:
Income from continuing operations	$7,745	$18,894
Net income attributable to noncontrolling interests	(727)	(1,123)
Income from continuing operations attributable to SSI	7,018	17,771
Income from discontinued operations, net of tax	-	23
Net income attributable to SSI	$7,018	$17,794

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

						Fiscal Year
	1Q12	1Q11	2Q11	3Q11	4Q11	2011
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT) (1)
Steel Manufacturing Business	$429	$350	$408	$442	$435	$412
Other domestic	413	315	399	422	410	389
Exports	436	359	424	443	449	421
Average	$432	$353	$419	$440	$443	$416

Ferrous Processing Sales Volume (LT)
SMB	135,512	90,537	95,774	122,238	95,351	403,900
Domestic	183,938	161,301	144,250	199,818	183,502	688,871
Export	912,939	979,063	860,005	1,142,156	1,254,708	4,235,932
Total Processed	1,232,389	1,230,901	1,100,029	1,464,212	1,533,561	5,328,703

Nonferrous Average Price ($/LB) (1)	$1.00	$0.94	$1.04	$1.12	$1.08	$1.06

Nonferrous Sales Volume (LB, in 000s)	137,243	111,495	121,498	144,505	191,062	568,560

Steel Manufacturing Business
Sales Prices ($/NT) (1) (2)
Average	$722	$634	$687	$734	$721	$697

Sales Volume (NT) (2)
Rebar	62,487	63,668	51,569	45,494	61,411	222,142
Coiled Products	39,120	26,917	40,947	67,020	57,553	192,437
Merchant Bar and Other	5,030	7,071	6,322	5,811	5,290	24,494
Total	106,637	97,656	98,838	118,325	124,254	439,073

Auto Parts Business
Number of self-service locations at end of quarter	50	45	50	50	50	50
Car purchase volumes (000)	85	82	81	93	97	353

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	November 30, 2011	August 31, 2011
Assets
Current assets:
Cash and cash equivalents	$26,989	$49,462
Accounts receivable, net	209,475	229,975
Inventories, net	410,119	335,120
Other current assets	54,560	39,442
Total current assets	701,143	653,999

Property, plant and equipment, net	552,833	555,284

Goodwill and other assets	674,325	680,886

Total assets	$1,928,301	$1,890,169

Liabilities and Equity
Current liabilities:
Short-term borrowings	$14,665	$643
Other current liabilities	178,869	232,670
Total current liabilities	193,534	233,313

Long-term debt	480,943	403,287

Other long-term liabilities	132,722	133,280

Redeemable noncontrolling interest	18,936	19,053

Equity:
Total SSI shareholders' equity	1,096,185	1,094,712
Noncontrolling interests	5,981	6,524
Total equity	1,102,166	1,101,236
Total liabilities and shareholders' equity	$1,928,301	$1,890,169

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 56 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 50 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in fiscal 2012. Schnitzer was named Scrap Company of the Year by American Metals Market's 2011 Awards for Steel Excellence. The awards recognize advancements rooted in pioneering and implementing business improvements that have delivered real change to the steel industry.

Safe Harbor for Forward Looking Statements

This press release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volumes, operating margins, tax rates and benefits of acquisitions and processing technologies. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations include: potential environmental cleanup costs related to the Portland Harbor Superfund site; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access credit facilities; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. All forward-looking statements we make are based on information available to us at the time the statements are made and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com